Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   April 9, 2012

ACME UNITED CORPORATION ANNOUNCES NEW BANK FACILITY

FAIRFIELD, CONN. – April 9, 2012 – Acme United Corporation (NYSE AMEX:ACU) today announced that it has entered into a new loan agreement with HSBC Bank, N.A. The new five-year facility provides for borrowings up to $30 million at an interest rate of LIBOR plus 1.75%. The agreement expires on March 31, 2017.

This facility is intended to provide liquidity for growth, share repurchases, dividends, acquisitions, and other related business activities.

Walter C. Johnsen, Chairman and CEO said, “We are delighted to establish a new banking relationship with HSBC, which has a deep and sophisticated global presence. The new facility expands our access to debt capital from $20.0 million to $30.0 million, reduces our interest costs by 25 basis points, and provides a solid financing platform for growth.”

ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments, and safety products for school, home, office, hardware and industrial use. Its leading brands include Westcott®, Clauss®, and PhysiciansCare® and Pac-Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.